Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[XXXX]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “AGREEMENT”) is made on this 26th day of July, 2006 by and between Ovulation Tester, LLC (“OT”), a Limited Liability Company organized and existing under the laws of the State of Delaware; and Synova Healthcare, Inc.(the “DISTRIBUTOR”), a company organized and existing under the laws of the State of Delaware, U.S.A., of 1400 North Providence Road, Suite 6010, Media, Pennsylvania, U.S.A. 19063 (collectively, the “PARTIES”).

WITNESSETH:

WHEREAS OT is the proprietary owner of the Components and the Products, and wishes to appoint a distributor for the promotion, marketing and sale of the Products in the Territory, as those terms are defined below; and

WHEREAS the Distributor is knowledgeable and experienced in the promotion, marketing and sale of certain health care products in the Territory, and is capable of and interested in distributing the Products in the Territory.

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

1. Definitions

When capitalized, the following terms shall have the following meanings for the purposes of this Agreement:

“FDA Clearance”	The approval by the U.S. Food and Drug Administration for selling and marketing a particular product in the Territory.

“Competing Product”	Any product not manufactured or distributed by OT that is the same as or substantially similar to the Product(s) or is considered by end-users to achieve the same purpose as the Product, mainly, determining the time of ovulation Product(s).

“Product”	The product is the Ovulation Tester package, including the Ovulation Tester, 2 replacement disks, 1 brush, 1 vinyl holder, one patient information booklet in a box.

“Components”	The Components is a package including 2

replacement disks, 1 replacement battery, 1 replacement brush, on pamphlet giving directions for battery replacement, in a box.

“ Territory”	United States of America and Canada.

2. Scope of Agreement and Appointment

2.1. OT hereby appoints the Distributor as its exclusive distributor of the Products in the Territory for the Term of this Agreement provided OT has not terminated exclusivity or this Agreement due to Distributor’s failure to meet the Exclusivity Targets as set forth in 2.2 below. The Distributor hereby accepts the appointment and undertakes to act faithfully and diligently as OT’s exclusive distributor of the Products in the Territory.

2.2. The Distributor’s exclusivity is conditional, as set forth in this Section 2.2, upon its achieving the Exclusivity Targets as set forth in Section 3.2. In the event that the Distributor fails to achieve any one of the Exclusivity Targets, OT shall be entitled to cancel, at its sole discretion (a) the Distributor’s exclusivity and/or (b) this Agreement, each upon thirty (30) days prior written notice; provided however that if within such thirty (30) day period (x) the Distributor achieves the Exclusivity Target, or (y) the Distributor provides OT with adequate justifications (acceptable to OT in its reasonable discretion) for the Distributor’s failure to achieve the Exclusivity Target, the Distributor’s exclusivity, or this Agreement as applicable, shall continue to be in effect; provided, further, however, if OT fails to prosecute or otherwise take reasonable steps to abate any actual or potential infringement, interference, or misappropriation of any right, title, or interest in or to the Products or Components in the Territory, or OT shall fail to timely deliver to Distributor within the 90 days lead time ordered quantities of saleable Product, OT shall not have the right to cancel or terminate Distributor’s exclusivity and/ or this Agreement, but only to the extent that such actual or potential infringement, interference, or misappropriation, or failure to timely deliver Product, is a significant contributing cause of Distributor’s failure to meet the applicable Exclusivity Target.

2.3. Scope of Agreement. The Distributor will purchase from OT the Products and its components (disks, brushes), and distribute and sell the Products in the Territory either directly or through other distributors; all as fully set forth in this Agreement.

2.4. Future Products

2.4.1. OT shall offer to Distributor the opportunity to be the exclusive distributor for all future products or components intended to be used with the Product or its components. If OT and Distributor cannot agree on the price or other terms of distribution for such future products or components, then Distributor shall be given the right of first refusal, for a period of 7 days from notice to accept such terms as may be offered by a 3rd party distributor.

This Section 2.4.1 shall expire simultaneously with the expiration or other termination of this Agreement.

3. Forecasts, Exclusivity Targets, Orders, and Shipments

3.1 Forecasts

On the first day of each month, commencing with the seventh month of the term of this Agreement, Distributor shall provide OT with a rolling good faith forecast showing anticipated requirements for the subsequent 180 day period.

3.2 Exclusivity Targets

The Exclusivity Targets are:

Sales during the first 12 months of the term hereof	XXXX[1] units of Product

Sales during the second 12 months Of the term hereof	XXXX[1] units of Product

Sales during the third twelve months Of the term hereof	XXXX[1] units of Product

3.3. Orders

All orders for Product hereunder (“Orders”) shall call for delivery not sooner than 90 days from the order. No Order shall be less than 5,000 units of the Product or less than $5,000 of Components. All Orders shall become part of this continuing Agreement, and shall be subject to the terms and conditions of this Agreement. Unless otherwise agreed by the Parties, in the event of inconsistencies between the terms and conditions in this Agreement and terms and conditions in any Order, this Agreement shall prevail. Any cancellation and/or modification of any term of an issued Order shall require both Parties’ prior written approval. See also Annex 7.5(b).

3.4. Deliveries

All deliveries shall be FOB Hauppauge, New York.

4. Price and Payment

4.1. Price

The price for the Products and Components shall be as set forth on Schedule “A”.

4.2 Payment

4.2.1 Payment for First Orders

For the first XXXX1 units of Product sold, the Price shall be paid as follows: at the time of the order, 50%; at the time of delivery, good funds in the amount of 50%.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

4.2.2 Payment for Successive Orders

After orders have been placed, shipped and paid for XXXX1 units of product, all sales shall be Net 30 with a credit line of XXXX1.

After orders have been placed, shipped and paid for XXXX1 units of Product, terms shall be Net 60 with a credit line of XXXX1.

4.3. If the Distributor fails to fully and timely pay to OT any amounts due to it, OT may recover, in addition to the late payment, (i) interest thereon at a rate equal to the lesser of 1.0% per month or the maximum lawful monthly interest rate and, (ii)if awarded by the Court, (a) reasonable legal fees in connection with the collection effort, and (b) all other reasonable and necessary costs in connection with the collection, all without prejudice to any other remedy OT may be entitled.

4.4. All consideration set forth in this Agreement and its Annexes are exclusive of all taxes, including customs duties, import taxes and sales, use or value added taxes where applicable. Upon presentation of invoices by OT, except as otherwise provided in this Agreement the Distributor shall pay any and all applicable tariffs, duties or taxes imposed or levied by any government or agency, including, without limitation, national, provisional and local sales, use, and value added taxes. Any claimed exemption from such tariffs, duties or taxes must be supported by a tax exemption certificate and other proper documentary evidence delivered to OT. The taxes and other amounts referenced in this paragraph shall not include any taxes based on OT’s net income. The Parties hereby acknowledge that the arrangement described herein constitutes solely a distribution agreement with respect to the sale of certain products and shall be treated for all foreign, federal, state and local income tax reporting purposes on a basis consistent with such characterization.

4.5. If the Distributor is legally required to withhold any income or remittance tax from amounts payable to OT, then (a) the Distributor will promptly notify OT, (b) the amount payable will be automatically increased to the full extent required to offset such tax, so that the amount remitted to OT, net of all taxes, equals the amount stated in the invoice, and (c) the Distributor will provide OT with the official receipt of payment of such taxes to the appropriate taxing authority. The Distributor will be responsible for payment of any such withholding taxes and shall indemnify OT from and against any claim for unpaid withholding taxes, interest and penalties which may be claimed by the applicable tax authorities relating to payment of such taxes.

4.6. Distributor Investment

The Distributor shall use commercially reasonable efforts to promote the Products, including, investments in advertising and promotion to the consumer and “slotting fees” to retailers.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

5. The Distributor's Declarations and Covenants

The Distributor declares and warrants that:

5.1. It is not prohibited or limited by any law or agreement to which it is a party from entering into this Agreement, and the performance of this Agreement will not create any conflict with any other business or activity engaged in by the Distributor. The Distributor further declares and warrants that it has the necessary resources, facilities, personnel and experience to perform all its obligations under this Agreement.

5.2. It is not a representative, agent, or distributor for any Competing Products. The Distributor shall not act as a representative, agent, or distributor with respect to any Competing Products in the Territory, during the term of this Agreement and for additional period of six (6) months after its expiration or termination for any reason (the “ADDITIONAL TERM”).

In the event that OT cancels the exclusivity of the Distributor in pursuant to sections 2.2, the Additional Term shall commence on the date of such cancellation.

5.3. It will sell and distribute the Products in accordance with any applicable law and regulations and only after the receipt of all the required approvals and authorizations required under the applicable law, subject to OT’s obligation hereunder relating to FDA general clearance.

5.4. It will refrain from using any of the Components in any way whatsoever other than for packaging them and pursuant to the terms of this Agreement or selling them separately.

5.5. It will not change the Product Specifications without OT’s prior written approval.

6. The Distributor’s Undertakings

During the term of this Agreement the Distributor shall faithfully and diligently perform its obligations as a distributor of the Products in the Territory, and use its reasonable efforts to promote and increase the sale of the Products, including without limitation:

6.1. Refrain from exporting any of the Components and/or Products outside the Territory, and refrain from selling any of the Components and/or Products, directly or indirectly, to any customer that the Distributor has reason to believe intends to export the Components and/or Products outside the Territory;

6.2. Refrain from acting outside the Territory in any way whatsoever with respect to the Components and/or Products;

6.3. Maintain adequate levels of inventory of the Components and Products to meet its anticipated requirements for the Products from the customers in the Territory;

6.4. Refrain form having any other person or company distribute the Products for it without OT’s prior written approval, which shall not be unreasonably withheld or delayed.

6.5. Appoint and maintain appropriate professional personnel to direct and handle its activities as a distributor for the Products and provide its personnel with adequate facilities with respect to the performance of its obligations hereunder;

6.6. Report to OT as soon as reasonably possible (and in the event of complaint and/or demand - no later than 15 days) of any feedback, complaint, and/or demand received from customers regarding the Products;

6.7. Appoint a product manager who will also be the contact person with OT. Until a notice of any other person appointed, Stephen King shall be the product manager and contact person on behalf of the Distributor; and

6.8. Intentionally Omitted

6.9 Not intentionally make any untrue or misleading statements or omissions of a material nature regarding the Product or Component.

6.10 At all times during the term of this Agreement, maintain Product Liability Insurance covering the product with an insurance company licensed to do business in each State or Province where the Product or Components are sold in commercially reasonable amounts.

7. Handling, Storage, Manufacture, Packaging.

7.1. Storage and Inventory Handling

The Distributor shall store the Components and the Products in adequate enclosed storage facilities and observe all applicable local laws and regulations pertaining to their storage and handling. The Distributor shall also adhere strictly to any commercially reasonable instructions provided by OT in writing in advance concerning the handling and storage of the Components and the Products, although nothing herein shall be deemed to require OT to provide such instructions. The Distributor shall manage inventory so as to ensure that the Components and the Products are utilized on a first-in-first-out (“FIFO”) method.

7.2. Legal Requirements - Distributor

The Distributor shall take all actions required under applicable law (including FDA regulations) in the Territory for the performance of its obligations under this Agreement

7.3. Legal Requirements - OT shall manufacture the Components and assist Distributor in amending the Product leaflet in accordance with all applicable laws and regulations, including, without limitation, the current and any future quality system and good manufacturing practices regulations under 21 C.F.R. Part 820, as amended, to the extent that such regulations are applicable to the Components, as such regulations are implemented by the United States Food and Drug Administration or any successor agency thereof, but without derogating from Section 16.2.

7.4. Packaging - The Distributor shall provide artwork and text for the boxes and leaflets (“Distributor Art Work”) and shall pay all printing costs. OT shall assemble and package the Products and/or the Components in accordance with all applicable laws and regulations, including, without limitation, the current and any future quality system and good manufacturing practices regulations under 21 C.F.R. Part 820, as amended, to the extent that such regulations are applicable to the Products, as such regulations are implemented by the United States Food and Drug Administration or any successor agency thereof. Increase in costs of assembly and packaging due to change in laws or regulations, not to exceed 5% per year, shall be added to the Price of the Product and Components as set forth in Schedule “A”. Units shall be packed in boxes of 3, with four boxes to a shipping carton.

7.5 See Annex 7.5 for Additional Undertakings and Representations of OT.

7.6. The Distributor will notify OT of any Product or Component received that is the subject of a manufacturing or other defect occurring after receipt at the Delivery Destination, or of any shortage in quantity of any Component shipment, (each, if occurring before delivery by OT, a “REJECTION EVENT”), within ten (10) days after the Distributor's receipt of such shipment or, if later, within ten (10) days after the date the Distributor discovers the defect, provided that Distributor shall not have a claim for a shortage if it does not notify OT within 10 days of Distributor's receipt of such shipment. OT shall, in its discretion and at its sole cost and expense either, replace all such defective Component or make up the shortage within thirty (30) days of receiving notice and the non-conforming or defective Products or Components (if any) of the Rejection Event from the Distributor. OT shall make arrangements with the Distributor for the return or destruction of any non-conforming or defective Component, such return shipping charges to be paid by OT.

7.7. OT, anyone on its behalf (if such 3rd party is approved by Distributor, such approval not to be withheld unreasonably), and any regulatory authorities may, to the extent reasonably necessary or to the extent required by applicable laws or regulations, examine and inspect the Distributor’s facilities required for performance of its obligations hereunder. (Any and all such examinations shall be conducted at OT’s sole cost and expense, during Distributor's normal business hours, after at least thirty (30) days' advance written notice, in accordance with generally accepted auditing standards, and, unless otherwise required by law or regulations, not more than once per calendar year.)

7.8. The Distributor shall prepare and maintain complete and accurate written records relating to its obligations hereunder (including without limitation, the assembly and packaging of the Products and/ or the Components, to the extent required hereunder). The Distributor will retain all such records that it has to retain under any applicable laws or regulations, for such periods as such laws or regulations require. After the termination of such applicable retention periods, the Distributor shall no longer have any duty whatsoever to retain any such materials.

8. Title and Risk.

Risk of loss or damage to the Products and/or the Components shall pass to the Distributor upon delivery at the “Delivery Destination,” FOB Hauppauge, New York.

9. Trademarks and Trade names

9.1. The Distributor shall sell, promote and solicit orders for the Products under trade names and trademarks to be agreed upon by the Parties in writing (“DISTRIBUTOR MARKS”), and such agreement on trade names and trademarks will not be unreasonably withheld. The Distributor shall retain all rights, title and interests in and to the Distributor Marks, including without limitation any trademark, copyright, trade secret or other proprietary rights of any kind therein, and, unless and to the extent otherwise separately agreed upon by the Parties in writing, OT shall not use and shall have no right, and is granted no right, to use any Distributor Marks.

9.2. Any Distributor Marks that were used for a Product shall not be used by the Distributor for any Competing Product during the term of this Agreement and, if this Agreement is terminated without default by OT, then for additional period of two (2) years after its termination/expiration for any reason whatsoever.

10. Registration of Products and FDA

10.1. OT has completed the general FDA clearance activities and received the FDA Clearance to the Products according to the FDA letter of Dec.5, 2001, assigned 510(k) number: K013323. The Distributor shall be responsible to complete all local registration and activities required for the distribution and sale of the Products in Canada. All registrations and governmental authorizations of the Products, including the local authorizations, and the FDA Certification, are and shall be the sole property of OT.

10.2. Any use, in whole or in part, by the Distributor of any registration obtained as described herein pursuant to this section in connection with any products other than the Products shall constitute a fundamental breach of this Agreement.

10.3. Each Party promptly and, in any event, within ten (10) days after receipt of any relevant notice or inquiry from any local, state, national, or international regulatory agency or government department regarding the Components and/or the Products, shall inform the other in writing of such formal or informal notice or inquiry.

10.4. If any Product defect or any final, non-appealable governmental or court action or any OT's and/or Distributor’s voluntary action results in:(a) the recall, destruction or withholding from market of any Product sold under this Agreement in the Territory (hereinafter “RECALL”); or (b) institution of a field correction of any Product sold under this Agreement in the Territory (hereinafter “FIELD CORRECTION”), (i) OT shall bear all costs and expenses of and shall be responsible for all corrective actions and agency and other communications associated with such Recall or Field Correction to the extent such Recall and/or Field Correction results from OT's act or omission or

Distributor’s act or omission taken at OT’s written direction or instruction (“OT RECALL AND FIELD CORRECTION”), and (ii) Distributor shall bear all costs and expenses of and shall be responsible for all corrective actions and agency and other communications associated with such Recall or Field Correction to the extent such Recall and/or Field Correction results from Distributor’s act or omission, or OT’s act or omission taken at distributor’s written direction or instruction (“DISTRIBUTOR RECALL AND FIELD CORRECTION”). The Distributor will provide OT with reasonable access to those Distributor customers affected by the Recall or Field Correction, to the extent practicable, all information received or compiled by the Distributor from such customers or otherwise with respect to such Recall or Field Correction, except as otherwise prohibited by law or contract. If so requested by OT, the Distributor will perform for OT at OT’s cost and expense, such CS Recall and Field Correction. Neither party shall initiate a Recall or Field Correction until it has communicated its intention to the other party and provided such other party with data and information relating to the proposed Recall or Field Correction and a reasonable opportunity to evaluate and comment on its implementation. Further, unless otherwise agreed by the Parties, (a) OT will prepare the communication and Distributor will be responsible for communication to Distributor customers regarding such OT Recall and Field Correction, and (b) Distributor will prepare and be responsible for the communication regarding all Distributor Recall and Field Corrections. All costs and expenses, including, but not limited to, the expenses of notification and destruction or return of the defective Product, and the cost of replacement Product, paid or incurred by the Distributor relating to any OT Recall and Field Correction shall be reimbursed by OT, and all costs and expenses, including, but not limited to, the expenses of notification and destruction or return of the defective Product, and the cost of replacement Product, paid or incurred by OT relating to any Distributor Recall and Field Correction shall be reimbursed by Distributor.

10.5. Either Party will promptly (within two (2) business days) notify the other Party in writing of any event or complaint that it knows gives rise to the need to file a Medical Device Report (hereinafter, an “MDR”) within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, as amended (the “ACT”), with respect to any Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.F.R. Part 803, as amended. Each Party shall be responsible for preparing and shall file any MDR that is required by law. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, an MDR is required to be issued for any Product sold hereunder, OT and Distributor shall bear the costs equally and expenses of and shall be responsible for all corrective actions associated with such MDR to the extent that such MDR relates to the Components or Product Leaflet, and Distributor shall bear the costs and expenses of and shall be responsible for all corrective actions associated with such MDR to the extent that such MDR relates to the packaging and/or other labeling materials required to be prepared (or actually prepared) by Distributor under this Agreement.

10.6. OT shall promptly provide to the Distributor upon request all required Material Safety Data Sheets (“MSDS”) for any Component containing hazardous chemicals as required by international, national, state or local law. The Distributor shall be entitled to provide such MSDS to its customers.

11. Proprietary Rights, Confidentiality and Publicity

11.1. Ownership of Products. OT shall retain all rights, title and interests in and to the Components and the Products (and any part thereof) throughout the world, including without limitation any patent, copyright, trademark, trade secret or other proprietary rights of any kind therein, but, for the avoidance of doubt, excluding the Distributor Marks (and any other trademarks or service marks owned by or licensed by a third party to Distributor), the Product packaging and labeling materials, and Distributor Art Work (all of which, and all rights, title, and interests in and to which, shall be owned solely and exclusively by Distributor). Nothing herein shall be construed as granting to the Distributor any license or other right in or to any patent, copyright, trademark, trade secret or other proprietary right of OT, except to the extent necessary for Distributor to sell and distribute Products and Components as permitted hereunder. The Distributor shall not take any actions inconsistent with this Section 11.1.

11.2. Proprietary Notices. The Distributor shall not alter or remove any reasonable, and/or regulatory required identifying corporate name or copyright, restricted rights, limited rights, proprietary rights or confidentiality notice, in each case only to the extent required by applicable law, included in or affixed to the Components and/or the Products, and any marketing, sales or technical documentation.

11.3. See Annex 11.3.

11.4. Publicity. Notwithstanding anything contained in section 11.3, the Distributor agrees: (a) to allow OT to list Distributor as a distributor on OT’s website, in press releases, etc. that do not imply Distributor’s endorsement of OT or the Products; and (b) to allow OT to use Distributor as a reference for the Products, which may include telephone references and onsite prospective client visits, upon obtaining Distributor's prior consent and at times that are convenient to Distributor.

11.5. Infringement Actions.

11.5.1. Should OT become aware of any material infringement, interference, or misappropriation by any person or entity of any right, title, or interest in or to the Components and/or the Products in the Territory (“INFRINGEMENT”) or, as determined in OT’s reasonable judgment, any potential Infringement, OT promptly shall notify the Distributor in writing, including in such notification all known relevant details and facts relating thereto. OT shall be obligated to take all commercially reasonable steps and measures to prosecute and otherwise to abate each such Infringement, and the Distributor will provide reasonable assistance (at OT’s expense) in connection therewith if requested by OT; provided, however, that if OT fails to prosecute or to take any commercially reasonable step or measure to prosecute or abate an Infringement, or, upon inquiry, explicitly indicates in writing that it does not intend to do so, the Distributor has the right to do so independently upon at least 30 days prior written notice to OT and will select counsel and control the action, unless OT takes the commercially reasonable steps and measures to prosecute and otherwise to abate each such Infringement within and at all times after such 30 day period. OT shall take any and all commercially reasonable steps and actions necessary and appropriate to secure all available intellectual property rights, including, without limitation, patent rights in and to the Products and/or the Components in the Territory. If OT fails to take such steps and actions, the Distributor shall have the right to do so upon at least 30 days prior written notice to OT, and any and all intellectual property rights secured by the Distributor shall, notwithstanding anything else in this Agreement, be solely and exclusively owned by and recorded in the name of OT, and the Distributor will be reimbursed for its costs and expenses incurred in connection therewith.

11.5.2. The total cost of any Infringement action commenced or taken solely by OT shall be borne by OT and OT shall keep any recovery or damages for past infringement derived therefrom, including, without limitation, the settlement thereof. The total cost of any Infringement action commenced or taken solely by the Distributor shall be borne by the Distributor and the Distributor shall keep any recovery or damages for past infringement derived therefrom, including, without limitation, the settlement thereof. In all actions taken jointly by the parties, the parties will share the expenses equally and, and after the payment of the expenses, the parties shall share equally any and all funds recovered in such an action, including, without limitation, the settlement thereof. For the avoidance of doubt it is clarified that (i) the assistance rendered by Distributor to OT (at OT’s expense) under Section 11.5.1 above, and (ii) the Distributor being included as a party in any suit as stated in Section 11.5.3 shall be deemed as “action commenced or taken solely by OT” and not be deemed as “actions taken jointly by the parties”.

11.5.3. In any Infringement suit or other action as either party may institute to prosecute, perfect, protect, enforce or exercise the rights in or to the Products and/or the Components and/or the Products granted under the terms of this Agreement or any intellectual property rights therein or thereto, the other party hereto shall, at the request and expense of the party initiating such suit or taking such action, cooperate in all reasonable respects, including, without limitation, to the extent possible making available relevant non-privileged records, papers, information, samples, specimens, and the like. Such cooperation shall include, without limitation, if reasonable to do so, the Distributor being included as a party in any suit to enforce or defend any intellectual property rights, without expense to the Distributor, and OT being joined or named as a party to or bringing any such suit at the request of the Distributor for standing or other applicable purposes, without expense to OT.

12. Warranties and Claims

12.1. OT warrants to Distributor that the Products and Components supplied to the Distributor hereunder will be free of defect in materials or workmanship(“PRODUCT/COMPONENT WARRANTY”). If the Distributor provides a warranty to its customers and/or end-users other than the aforesaid warranty (or the translated version thereof) or any other warranties that are not approved in writing and in advance by OT (the “DISTRIBUTOR WARRANTY”), OT shall not be liable to the Distributor or any other person for any damage or loss of whatsoever nature resulted from such Distributor Warranty and the Distributor will assume full liability and indemnify and save OT harmless against any and all loss, damage or expense of any kind arising out of any claim made against OT by any person, which is based on a breach of such Distributor Warranty.

12.2. The Distributor shall give OT written notice of breaches of the Product/Component Warranty as soon as practicable after the Distributor has learned of the facts giving rise to such breaches.

12.4. Except as otherwise required by applicable law, OT shall have no liability hereunder to the extent of any claim based upon (i) addition to or modification of the Components and/or the Products (other than additions or modifications made by or at the written direction or with the written approval of OT); or (ii) Product's labeling materials which were prepared by the Distributor or by OT in accordance with or using information or data provided in writing by Distributor (except if prepared by Distributor in accordance with or using information or data provided in writing by OT.)

12.5. Disclaimer of Warranties. Except for the express warranties set forth in this Section 12, OT makes no other warranties regarding the Products and/or Components. To the maximum extent permitted by applicable law, the express warranties set forth in this Section 12 are the only warranties made by OT with respect to the Products and/or the Components. OT makes no other warranties, whether expressed, implied, statutory or arising by custom, trade usage or course of dealing, and specifically makes no warranty of merchantability, satisfactory quality or fitness for any particular purpose.

13. Limitation of Liability

13.1. Except in the case of fraud of a Party under this Agreement, in no event will either Party be liable to the other for any incidental, indirect, special or consequential damages, including, but not limited to, damages to goodwill, loss of use, revenues, profits or savings in connection with this Agreement. For the avoidance of doubt, any and all Indemnifiable Expenses (as defined in Section 14.1) paid or payable by an Indemnitee (as defined in Section 14.5) to a third party arising from or in connection with a Claim (as defined in Section 14.1) that is indemnifiable under this Agreement shall not, for the purposes of this Agreement, be considered or deemed to be incidental, indirect, special or consequential damages.

13.2. Except in the case of fraud, any indemnification obligation of a Party under this Agreement, or non payment of amounts due hereunder by

Distributor for Products or Components ordered, notwithstanding any other provision of this Agreement, each Party’s total liability to the other (whether in contract, tort (including negligence) or otherwise) for any claims, liabilities, damages or causes of action arising out of or relating to this Agreement shall not exceed the fees paid or payable by the Distributor to OT during twelve (12) months preceding the date the liability arose.

14. Indemnification

14.1. OT shall indemnify, hold harmless, and defend the Distributor from and against any and all liabilities, losses, obligations, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and payments to third parties to cover, if so required, such third parties’ consequential damages) (collectively, “INDEMNIFIABLE EXPENSES”) arising from any claim, demand or allegation of third parties (collectively, “CLAIMS”) arising from or based upon (i) any allegation by third parties that the Products and/or Components or the exercise of any rights therein granted to Distributor under this Agreement infringe or misappropriate any third party’s copyright, patent, trade secret or other intellectual property right, or (ii) any use of the Products and/or Components, whether or not in accordance with the Product’s/Component’s labeling or that directly or indirectly causes or contributes to the injury or death of or bodily harm to any individual, provided that these Claims do not arise from or are based upon a breach of Distributor’s obligations hereunder.

14.2. In addition to OT’s indemnification obligations listed above, in the event any Product and/or Component, in OT’s opinion, is in fact likely to or does become the subject of a claim of infringement, OT shall have the right at its sole option and expense to: (i) replace or modify the infringing Product and/or Component to be non-infringing, provided that such modification does not materially change the performance of the Product and/or Component; (ii) obtain for the Distributor a license to continue with the sale of the infringing Products and/or Components, or if such options are not available (iii) terminate this Agreement and promptly refund to the Distributor all amounts paid to OT for the infringing Products and/or Components returned to OT by the Distributor in response to a timely request by OT for such return.

14.3. The performance of the obligations of OT set out in Sections 14.1 and 14.2 above constitute the Distributor's sole remedy with respect to all such Claims.

14.4. The Distributor shall indemnify, defend and hold OT harmless from any and all Indemnifiable Expenses imposed or brought against OT arising from any Claim that (a) any of the Distributor Marks infringes any third party’s rights, (b) any use of the Products in accordance with the Product’s labeling prepared by Distributor under this Agreement, or by OT in accordance with written instruction from Distributor, that directly or indirectly causes or contributes to the injury or death of or bodily harm to any individual, to the extent that these Claims arise from or are based upon a breach of Distributor’s obligations hereunder, and, for the avoidance of doubt, except if such Claims are directly or indirectly caused by or based upon information or data provided in writing by OT, and (c) any defect in the Components and/or the Products resulted from Distributor’s act or omission including failure to perform its obligations to assemble, package, transfer, prepare the Product leaflet, labeling materials of, and/or store the Components and/or the Products as required herein. The performance of the obligations of Distributor set out in this Section 15.4 above constitute OT’s sole remedy with respect to all such Claims.

14.5. The obligations of the Party obligated to provide indemnification (the “INDEMNITOR”) under this section 14 are conditioned upon the other Party (the “INDEMNITEE”) (a) promptly notifying the Indemnitor of any claim being the subject of indemnity which has come to the Indemnitee’s knowledge, (b) affording to the Indemnitor the sole right to assume the defense (and the eventual settlement) of any such claim, and (c) giving the Indemnitor all available material information, reasonable assistance (at the Indemnitor’s expense), and authority to enable the Indemnitor to assume such defense. The Indemnitor will have control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof; provided, however, the Indemnitor shall not settle, compromise, or consent to the entry of any judgment in respect of any claim with respect to which it is obligated to provide indemnification under this Agreement without the advance written consent of the Indemnitee (which consent shall not be withheld unreasonably), to the extent the settlement, compromise, or judgment would require the Indemnitee to incur any liability, to incur any obligation, to admit any liability, or to suffer any negative impact or adverse affect, other than the payment of money indemnified for hereunder.

15. Term and Termination

15.1. This Agreement shall be effective as of the date hereof and shall continue to be in effect for a period of three (3) years from the date hereof, (the “INITIAL TERM”), unless terminated earlier in accordance with sections 2.2 14.2(iii), 15.2, or 15.3. The Distributor shall be entitled to renew the Agreement for three (3) renewal terms of two (2) calendar years (the “CONSECUTIVE TERM”), by providing OT with one hundred eighty (180) days prior written notice, provided however that (a) the Distributor achieved all Exclusivity Targets during the Initial Term or any Consecutive Term as applicable and (b) the Parties reached an agreement regarding Exclusivity Targets and prices, which shall apply during the Consecutive Term. The parties shall negotiate in good faith with respect to any Exclusivity Targets and prices for any Consecutive Terms and, provided the Exclusivity Targets have been met, OT may not offer or agree to more favorable terms to any third party in the Territory.

15.2. Notwithstanding paragraph 15.1 above, either of the Parties shall be entitled to terminate this Agreement upon thirty (30) days prior written notice in the event that a law or regulation have been imposed (a) on the subject matter of this Agreement including the Components and/or the Products, or (b) on either of the Parties, and such law or regulation which renders the execution or performance of this Agreement impossible.

15.3. Notwithstanding paragraph 15.1 above, each party shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice to the other party in any of the following events, provided that if the following events (in subsections 15.3.1 through 15.3.3) shall be rescinded within thirty (30) days of their commencement, such notice of termination shall have no effect:

15.3.1. Bankruptcy, or other similar or related proceedings shall be commenced with respect to the other party;

15.3.2. The other party shall substantially cease to carry on business;

15.3.3. A substantial part of the other party’s assets shall be sold or attached or levied by a court or another official agency; or

15.3.4. The other party shall be in a material breach of this Agreement and the breaching party has not taken steps reasonably expected to cure such breach within a sixty (60) days after receipt of notice of such breach.

16. Consequences of Termination

Upon expiration or termination of this Agreement for any reason the following shall apply:

16.1. Except as provided in section 16.6, all rights and licenses granted to Distributor hereunder shall immediately terminate.

16.2. The Distributor shall immediately return to OT the OT information and any other data or information, it received during or in connection with this Agreement and shall make no further use of such information without the written consent of OT.

16.3. The Distributor shall immediately pay to OT all unpaid amounts due under this Agreement. OT shall deliver any Products and/or Components ordered by the Distributor prior to the date of termination only upon payment in full for such orders by the Distributor. The expiration or termination of this Agreement shall not relieve either party hereto of any obligation to pay any amount due as a result of any transaction prior to the date of expiration or termination and shall not affect any other rights or liabilities of the parties which may have accrued prior to the date of expiration or termination.

16.4. The Parties shall continue to observe the provisions of sections 4.3 through 4.5, 9, 10, 11, 12 (except for Section 12.4), 13, 14, 15, 17, 18.5, 18.6, 18.8 and 18.9, and Annex 7.5(A), which shall remain in full force and effect, and survive the termination of all or any part of this Agreement.

16.5. OT shall have the right to purchase from the Distributor, at a price equal to the Distributor’s cost, any inventory of the Components and/or the Products in useable and merchantable condition; provided, however, for any inventory of the Components and/or the Products not so purchased by OT within thirty (30) days after termination or expiration of this Agreement, Distributor shall have the rights specified in section 16.6 below.

16.6. The Distributor shall immediately cease marketing, and distribution of the Products, provided however, that in the event that the termination of the Agreement is not by OT under sections 14.2(iii), 15.2 or 15.3.4, the Distributor shall be entitled, for period of one hundred and twenty (120) days after termination or expiration of this Agreement, to sell any inventory of the Products held by the Distributor, and to exercise solely the rights directly related thereto granted under this Agreement while this Agreement was in effect (in accordance with the limitations otherwise set forth in this Agreement).

16.7. The Distributor hereby agrees and acknowledges that it has fully taken into account and considered the possibility of termination of this Agreement pursuant to sections 2.2, 14.2 and 15 and that upon any such termination it shall not have any right or entitlement for any compensation, payment or demand of any kind arising out of or in connection with such termination, or with respect of loss of anticipated income or profit or for capital investments in its business or in the promotion of the Products in the Territory.

17. Force Majeure

17.1. To the extent that any Party is unable, wholly or in part, by reason of Force Majeure to carry out any obligation under this Agreement, the obligation shall be suspended so far as it is directly affected by such Force Majeure during the continuance thereof, provided that the Party concerned shall: (a)give the other party written notice of such Force Majeure with reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform or be delayed in performing such obligation; and (b) use reasonable efforts to remove such Force Majeure or its effects as quickly as possible.

17.2. For the purpose of this section “Force Majeure” shall mean an act of God, war (declared and undeclared), terrorism, army mobilization, blockade, revolution, riot, insurrection, civil commotion, sabotage, lightning, fire, earthquake, storm, flood, explosion, strike or other labor unrest, unavailability or inability to obtain or delay in availability of necessary materials, equipment or transport, and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the party affected.

18. Other Provisions

18.1. Successors and Assigns

18.1.1. OT may assign this Agreement to any third party, provided however that (a) such third party shall assume all the obligations of OT under this Agreement; and (b) that Distributor's rights hereunder shall remain unaffected by such assignment. The Distributor shall not be entitled to any additional compensation as a result of such assignment.

18.1.2. The Distributor may not assign or otherwise convey the rights or obligations established under the Agreement, except to the Distributor’s affiliates, provided however that (a) such affiliate shall assume all the obligations of the Distributor under this Agreement, and (b) OT shall be entitled to terminate this Agreement upon written notice to Distributor within ninety (90) days after such assignment if such assignee is a competitor of OT. For the purpose of this section, “AFFILIATE” shall mean any entity which, directly or indirectly, controls, is controlled by or is under common control with the Distributor or any entity with which the Distributor merges or is consolidated or which acquires all or substantially all of the assets or business of the Distributor. For purposes of the foregoing, “control” shall mean ownership of at least 51% of the equity or voting power of an entity or the right to appoint more than 51% of the members of such entity's Board of Directors.

18.2. No modification or waiver of any provision of this Agreement, nor consent to any departure herefrom shall in any event be effective unless the same shall be in writing and signed, in the case of a modification by both parties, and in the case of consent, by the consenting party.

18.3. No failure in exercising any remedy or right hereunder shall be construed as a waiver of such remedy or right, nor shall any failure in exercising a right or remedy hereunder due to an instance of breach or default imply acquiescence of such breach or default in similar situations, whether occurring theretofore or thereafter, and which may be considered in a similar manner.

18.4. This Agreement (including all Annexes referenced herein, which are incorporated herein and are a part hereof) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written, regarding the subject matter hereof, and there are no warranties or, representations except as contained herein.

18.5. This Agreement shall be governed exclusively by the laws of the State of New York, U.S.A., without regard to its conflicts of law rules. The United Nations “Convention Relating to a Uniform Law on the International Sale of Goods” or any similar or successor convention or law, shall not be applied to this Agreement or to transactions under this Agreement. For all disputes arising under or in connection with this Agreement, these disputes shall be exclusively referred to and finally resolved by binding arbitration conducted in accordance with the rules of the American Arbitration Association under is rules then pertaining and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of three arbitrators. The place of arbitration shall be New York City, New York. The arbitral award shall be final and binding. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration, and (iii) to enforce any decision of the arbitrator, including the final award. In addition, either Party may apply ex parte to courts having jurisdiction in the matter to obtain an injunction to prevent disclosure of its confidential information or an infringement of its intellectual property rights. Notwithstanding the foregoing, in any event that a third party files a suit against either of the Parties, such Party shall be entitled, subject to applicable law, to send the other Party of this Agreement, a “Third Party Notice” or demand that the other Party shall participate in such process, and the provisions of section 18.5 above shall not apply.

18.6. If any term or provision of this Agreement is held by a court of competent jurisdiction and/or an Arbitrator to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will negotiate in good faith a substitute provision which most nearly effects the Parties' intent in entering into this Agreement.

18.7. The Parties are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between the Distributor and OT. Nothing herein shall be construed as implying that employees of either party are employees of the other party. Neither party has the right to bind the other in any manner whatsoever and nothing in this Agreement shall be interpreted to make either party the agent or legal representative of the other.

18.8. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.9. Any notice, consent, offer, demand, request or other instrument required or authorized to be given to or served on any Party hereunder shall be in the English language and in writing and may be given by facsimile transmission or e-mail or by registered or certified mail, postage prepaid, and shall be deemed sufficiently given upon receipt and shall be addressed to the Party intended as the recipient thereof as follows:

To OT:	To the Distributor:
Ovulation Tester, LLC	Synova Healthcare, Inc. Suite 6010
50 Davids Dr.	1400 North Providence Road
Hauppauge, NY 11788	Media, Pennsylvania 19063
ATT: Gerry Rausnitz	Att: Mr. Stephen King, Chairman

With a copy to:	With a copy to:
Meopta U.S.A., Inc.	Blank Rome, LLP
50 Davids Dr.	Attention: Alan Zeiger, Esq.
Hauppauge, NY 11788	1 Logan Square
ATT: Stuart Stein	Philadelphia, PA 19103

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the last date written below.

Ovulation Tester, LLC	SYNOVA HEALTHCARE, INC.

Name:	Name:
Title:	Title:
Date:	Date:

ANNEX 7.5

ADDITIONAL UNDERTAKINGS AND REPRESENTATIONS OF OT AND DISTRIBUTOR

A. OT, represents, warrants and covenants to DISTRIBUTOR that:

1.	OT is and will continue to be a duly formed and validly existing entity in good standing under the laws of the state of its organization.

2.	OT has the full right, power and authority, corporate and/or otherwise, to execute and deliver this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

3.	OT has sufficient legal and/or beneficial title and ownership under all intellectual property and other rights to fulfill its obligations under this Agreement, and represents and warrants that neither the Products nor Distributor’s exercise of any rights to the Products granted under this Agreement will violate, infringe upon, or misappropriate any intellectual property rights of any person or entity. There is no material unauthorized use, infringement or misappropriation of any intellectual property rights by third parties relevant to the Product or other rights granted under this Agreement. As used herein, “intellectual property rights” shall mean all intellectual property rights, including, but not limited to patent rights, copyrights, and rights in trademarks, trade secrets, and confidential and/or proprietary chemical substances, technical information, data and assays necessary or useful to make, use or sell the Product. To the best of OT’s knowledge, there is no patent issued to a third party that would be infringed by the manufacture, use or sale of Product.

4.	The execution, delivery and performance by OT under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary actions by OT. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of OT enforceable in accordance with its terms.

5.	The execution, consummation of the transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not materially conflict with, result in a material breach of, or constitute a material default under any of the terms, conditions or provisions of OT’s constituent documents or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which OT is a party or by which OT may be bound or affected or to which OT is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

6.	OT is and shall remain in compliance in all respects with all applicable laws and regulations relating to its sale of the Products to DISTRIBUTOR. OT has completed the general FDA certification activities and received any and all necessary FDA clearance for the Products. DISTRIBUTOR shall comply with all other laws and regulations relating to the sale, distribution or use of the Products in the Territory.

B. Supply Chain and other Obligations.

1.	OT will fill all Orders and agrees to use commercially reasonable efforts to ship all orders within ninety (90) days following order acknowledgement, unless directed otherwise by or agreed to by DISTRIBUTOR.

2.	OT shall be entitled to partial credit for partially filled lines.

3.	OT agrees to provide an average lead time of less than or equal to ninety (90) days. The average lead time is defined as order date subtracted from receipt date for each purchase order line received during the month, divided by the total number of lines received during the same month. The last receipt date will be used whenever multiple receipts occur for a line.

4.	OT shall provide DISTRIBUTOR with annual calendars indicating holiday or other closures of shipping and customer service operations, and will provide at least thirty (30) days advance notice, in writing, of any changes to this calendar.

5.	OT shall provide a packing list with Distributor’s purchase order number, OT’s item number, quantity shipped and date shipped with each shipment. If applicable, the packing list should also provide UPC number. There should be no more than one DISTRIBUTOR purchase order number per packing list, and all packing lists should be printed in part number sequence indicating split shipments and backorders, as applicable.

6.	If packing specifications are attached to this Agreement, then OT shall package the Product in conformance with those packing specifications. Otherwise the Product will be boxed per sample, and in conformance with government regulations, and other applicable requirements.

7.	OT shall be responsible for any loss or damage due to its failure to package the Product as required under the preceding paragraph.

8.	OT will ship Products in accordance with the preceding section.

9.	OT will not apply any miscellaneous, transportation, handling, HAZMAT, accessorial, minimum order or pallet charges, surcharges or fees to any DISTRIBUTOR purchase orders or deliveries unless specifically approved in this agreement.

10.	Shipping Terms are F.O.B. Hauppauge, New York. OT shall comply with all laws, regulations and orders relating to its performance under this Agreement, including without limitation all anti-fraud and anti-kickback laws, regulations and orders. DISTRIBUTOR and OT each agree, warrant and certify that in performance of this Agreement it will fully comply with the provisions of the Social Security Act, Section 1128B(b) (42 U.S.C. Section 1320a-7b(b)) which prohibit the knowing or willful offer, solicitation or receipt of any remuneration, including discounts and/or rebates, directly or indirectly, in return for purchasing, leasing or ordering, or arranging for or recommending the purchase, lease or order, of any services or items, including any Products, for which payment may be made in whole or in part under a federal health care program. This provision shall survive termination or expiration of this Agreement for any reason.

11.	DISTRIBUTOR agrees to maintain appropriate certification status and compliance with the Food and Drug Administration's ("FDA") Quality System Regulation, the Medical Device Directive and/or all other applicable regulations. As manufacturer, OT will comply in all material respects with all applicable regulations and standards that pertain to it as a manufacturer of the Products provided however that if any change in such regulations or standards create a higher cost of manufacture and/or delivery, the price shall be renegotiated.

12.	At all times during the terms of this Agreement, OT will maintain Product Liability Insurance covering the product with an insurance company licensed to do business in each State or Province where the Product or Components are sold in commercially reasonable amounts.

Schedule “A” Prices

Price for the Product, as defined in Section 1 of this Agreement:	XXXX[1]
Price for Components as defined in Section 1 of this Agreement	XXXX[1]

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Annex 11.3

19.	DEFINITIONS.

19.1.	The term “CONFIDENTIAL INFORMATION” shall include and mean any and all information data, diagrams and know-how programs furnished at any time by one Party to the other Party and its Associates, whether in oral, written, graphic or machine-readable form, and which is confidential or proprietary in nature or expressed or designated by the disclosing Party to be proprietary or confidential, whether or not owned or developed by the disclosing Party, including but not limited to current or projected Products and/or Components (in the case of OT), software, hardware, technical and other data, research material, biological and chemical materials, inventions, discoveries, drawings, plans, concepts, procedures, ideas, diagrams, marketing plans, brochures, photographs, processes, test equipment, test data, specifications, operational data, financial data, methods and techniques. Notwithstanding any of the above said, the following shall not be considered Confidential Information: (a) information that was in the public domain at the time it was disclosed other than as a result of a breach by the recipient; (b) information that can be demonstrated by documentary evidence to have been known to the recipient at the time of disclosure with no obligation of confidentiality or limitation on use towards the disclosing Party; and (c) information that becomes known to the recipient from a source other than the disclosing Party and its Associates, as demonstrated by appropriate documentation, without breach of any obligation of confidence by the recipient or by the party disclosing such information to the recipient.

19.2.	The term “ASSOCIATE” shall mean, as to each party, such party's agents, representatives, advisors, employees, directors or officers.

20.	NON-DISCLOSURE.

20.1.	GENERAL. The recipient acknowledges that the Confidential Information of the disclosing Party contains valuable trade and technical secrets of the disclosing Party. The recipient shall not copy (in whole or in part), sell, assign, lease, license, disclose, give or otherwise transfer the Confidential Information of the other Party or any copy thereof to any third party or otherwise use the Confidential Information other than for the purpose intended under this Agreement. The recipient will not alter, modify, disassemble, and reverse engineer or de-compile any software or other materials (in any form) or documents embodying Confidential Information of the disclosing Party which may be furnished to the recipient, without the express prior written consent of the disclosing Party. The recipient may disclose the Confidential Information of the disclosing Party only to its Associates who have a “need to know” such Confidential Information in order to enable the recipient to use such Confidential Information for the purpose intended under this Agreement and are legally bound not to use or disclose such Confidential Information for any other purpose. Without limiting any other provision hereof, the recipient will take all reasonable measures to ensure that any of its
Associates receiving Confidential Information of the disclosing Party shall comply with all of the provisions of this Agreement as if each of them were a party hereto, and hereby assumes full responsibility for such compliance by its Associates. The recipient shall treat the disclosing Party’s Confidential Information with the same degree of confidentiality as it keeps its own Confidential Information, but in all events no less than a reasonable degree of confidentiality. The recipient shall safeguard any and all copies of the disclosing Party’s Confidential Information against unauthorized disclosure, shall not tamper with, bypass or alter its security features or attempt to do so, and shall take all reasonable steps to ensure that the provisions of this Agreement are not violated by any person under the recipient’s control or in the recipient’s service. The recipient shall not use the Confidential Information of the disclosing Party for any purpose other than the purpose set forth in this Agreement.

20.2.	EXCEPTION. Disclosure of Confidential Information by the recipient if and only to the extent it is compelled to do so by judicial or administrative order or decree, shall not be deemed a breach hereunder. The recipient shall notify the disclosing Party immediately after demand for disclosure was presented to it, and shall assist the disclosing Party, to reasonable extent and upon reimbursement of reasonable expenses, in objecting to such demand.

21.	PROPRIETARY NATURE.

21.1.	OWNERSHIP. All Confidential Information is and shall remain the property of the disclosing Party . The parties acknowledge that all Confidential Information is the sole property of the disclosing Party and that the recipient shall not acquire any proprietary interest in the Confidential Information of the disclosing Party.

21.2.	INTELLECTUAL PROPERTY. The recipient acknowledges that the Confidential Information of the disclosing Party was designed, developed or otherwise obtained at great expense over lengthy periods of time, and that the Confidential Information is secret, confidential, unique and essential to the business of the disclosing Party and constitutes the exclusive property and trade secret of the disclosing Party . All applicable rights to mask works, topographies, patents, copyrights, trademarks and trade secrets with respect to the Confidential Information of the disclosing Party are retained exclusively by the disclosing Party.

22.	RETURN OF CONFIDENTIAL INFORMATION. The recipient will return all of the Confidential Information of the disclosing Party in written or other tangible form, including any copies made, to the disclosing Party together with certification that any other copies or notes or summaries (to the extent including the Confidential Information) have been destroyed, promptly upon the request of the disclosing Party.

23.	INJUNCTIVE RELIEF. The parties acknowledges that the disclosing Party will be irreparably harmed if the recipient obligations under this Annex are not specifically enforced and that the disclosing Party would not have an adequate remedy at law in the event of an actual or threatened violation by the recipient of its obligations. Therefore, in addition to all other remedies it may have, the disclosing Party shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breaches hereof by the recipient or the recipient's employees or agents without the necessity of the disclosing Party showing actual damages or that monetary damages would not afford an adequate remedy. The recipient shall be directly liable for any and all reasonable attorney's fees incurred by the disclosing Party to enforce this Annex against the recipient in the courts of component jurisdiction.